Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

    August 22, 2017
AGNC Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814

Re:	AGNC Investment Corp. – Offering of 13,800,0000 Depositary Shares representing 1/1,000th interest in shares of 7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock

Ladies and Gentlemen:

We have acted as special counsel to AGNC Investment Corp., a Delaware corporation (the “Company”), in connection with the offering and sale of by the Company of up to 13,800,000 depositary shares (the “Depositary Shares”), representing an aggregate of 13,800 shares (the “Preferred Shares”) of the Company’s 7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Preferred Stock”) (including up to 1,800,000 depositary shares representing an aggregate of 1,800 shares of Preferred Stock pursuant to the Underwriters’ (as defined below) option to purchase additional shares). The Preferred Shares are to be deposited by the Company with Computershare Inc. and Computershare Trust Company N.A. (“Computershare Trust”) acting jointly as depositary (collectively, the “Depositary”), pursuant to the Deposit Agreement, dated August 22, 2017 (the “Deposit Agreement”), among the Company, the Depositary, Computershare Trust, acting as registrar and transfer agent, and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Depositary Shares.

AGNC Investment Corp.
August 22, 2017

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)    the registration statement on Form S-3ASR (File No. 333-205306) of the Company relating to the Depositary Shares, Preferred Stock and other securities of the Company filed on June 26, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);
(ii)    the prospectus, dated June 26, 2015 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(iii)    the preliminary prospectus supplement, dated August 15, 2017 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(iv)    the prospectus supplement, dated August 15, 2017 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(v)    an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated August 15, 2017, among the Company and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, J.P. Morgan Securities LLC, RBC Capital Markets LLC and Keefe, Bruyette & Woods, Inc. as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares;
(vi)    an executed copy of the Deposit Agreement;
(vii)    an executed certificate evidencing the Preferred Shares registered in the name of Computershare Trust (the "Preferred Stock Certificate"),
(viii)    a copy of the Certificate of Designations, as filed with the Secretary of State of the State of Delaware on August 17, 2017, designating the Preferred Stock and certified by such Secretary of State;
(ix)    an executed copy of a certificate of Kasey Reisman, Assistant Secretary of the Company, dated the date hereof (the "Secretary's Certificate");

AGNC Investment Corp.
August 22, 2017

(x)    a copy of the Company's Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of August 15, 2017, and certified pursuant to the Secretary's Certificate;
(xi)    a copy of the Company's Second Amended and Restated By-laws of the Company, as amended and in effect as of the date hereof and certified pursuant to the Assistant Secretary's Certificate;
(xii)    a copy of certain resolutions of the Board of Directors of the Company, adopted on October 20, 2009, June 15, 2015, April 30, 2017, August 14, 2017, and certain resolutions of the Pricing Committee thereof, adopted on August 15, 2017, certified pursuant to the Assistant Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the "DGCL").

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Preferred Stock Certificate is duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.
2.    The Depositary Shares, when issued under the Deposit Agreement against deposit of the Preferred Shares by the Company in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting

AGNC Investment Corp.
August 22, 2017

Agreement, will be duly and validly issued and entitle the registered holder thereof to the rights specified in such Preferred Shares and in the Deposit Agreement.
The opinions stated herein are subject to the following qualifications:
(a)    the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)    except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Underwriting Agreement or the Deposit Agreement with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Underwriting Agreement or the Deposit Agreement;
(c)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement or the Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(d)    we have assumed that the certificates evidencing the Preferred Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar; and
(e)    we have assumed that the receipts evidencing the Depositary Shares will be manually signed by one of the authorized officers of the depositary, transfer agent and registrar for the Depositary Shares and registered by such depositary, transfer agent and registrar.
In addition, in rendering the foregoing opinions we have assumed that neither the execution and delivery by the Company of the Underwriting Agreement or the Deposit Agreement nor the consummation by the Company of the issuance and sale of the Depositary Shares contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in clause (iii) with respect to the DGCL).

AGNC Investment Corp.
August 22, 2017

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DJG